15-May-2025

WidePoint Corp. (WYY)

Q1 2025 Earnings Call

CORPORATE PARTICIPANTS

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

Robert J. George
Chief Financial Officer, WidePoint Corp.

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon. Welcome to the WidePoint's First Quarter 2025 Earnings Conference Call. My name is Kelly, and I will be your operator for today's call.

Joining us for today's presentation are WidePoint's President and CEO, Jin Kang; Chief Revenue Officer, Jason Holloway; and Chief Financial Officer, Robert George. Following their remarks, we will open up the call for questions from WidePoint's publishing analysts and major investors. If your questions were not taken today and you would like additional information, please contact WidePoint's Investor Relations team at wyy@gateway-grp.com.

Before we begin the call, I would like to provide WidePoint's Safe Harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the company's Form 10-Q filed with the Securities and Exchange Commission.

Finally, I would like to remind everyone that this call will be made available for replay via the link in the Investor Relations section of the company's website at www.widepoint.com.

Now, I would like to turn the call over to WidePoint's President and CEO, Mr. Jin Kang. Please proceed.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

Thank you, operator. And good afternoon, everyone. We appreciate you joining us today to review WidePoint's financial and operational results for the first quarter ended March 31, 2025. Given that we recently held our full year earnings call. Today's discussion will be more concise. Before we dive into the quarterly highlights, I want to briefly address a one-time out of period accounting adjustment recorded this quarter.

During our first quarter review, we identified and corrected an error related to the timing of revenue recognition on certain reselling contracts. As a result, we recorded an out of period adjustment, which reduced revenue by approximately $2.7 million and cost of revenue by approximately $2.5 million. After a thorough evaluation, we concluded that this adjustment is not material to any previously reported periods and is not expected to be material for the full year 2025. Bob will provide further details on this adjustment, along with a broader financial overview later in the call.

Turning to operational highlights. As we shared during our recent earnings call, Q1 was marked by two major milestones. First, we achieved Fedramp authorized status for our ITMS solution a long anticipated accomplishment. While I won't go into the technical specifics here, I want to emphasize the significance of this milestone. It reflects our continued commitment to delivering secure compliance solutions and clearly differentiates us in the marketplace. With ITMS now listed on the Fedramp marketplace. Our solution is more visible and accessible to a broader range of federal agencies. Expanding our pipeline of opportunities.

The second milestone was a new task order. We were awarded under the -- for contract to provide managed mobility services to a combat support agency within the US Department of Defense. As we mentioned previously, this award is a strong indicator of growing momentum under the spiral for.

As we mentioned previously, this award is a strong indicator of growing momentum under the Spiral 4 contract. Building on that, we're pleased to report that we received two additional task orders under the Spiral 4 this quarter. Although combined value of these two awards is less than the initial cash order, the increasing level of activity is a positive sign. With many Spiral 3 task order set to expire at the end of this month, we expect a continued uptick in new awards under Spiral 4. Our team remains laser focus on capturing these opportunities and we are confident we'll have more to report by the next earnings call.

I'll turn things over to Jason shortly for a deeper dive into the sales pipeline. But I want to reiterate how encouraged we are by our year to date progress. Our device as a service offerings is gaining real traction. Spiral 4 momentum is building, and we are actively pursuing a strong pipeline of opportunities across multiple stages. To position ourselves for success, we plan to invest strategically, including new hires to ensure we are fully resourced to execute as these opportunities materialize. Bob will provide more details on the planned capital investments shortly. Amid today's political dynamics and ongoing economic uncertainty WidePoint remains aligned with federal government's current focus on reducing waste, fraud and abuse. Our mission helping agencies lower costs while improving efficiency is well matched with these priorities. We are actively working with key stakeholders to increase awareness of our solutions within the current administration, including efforts with those. While we remain cautiously optimistic, we see this alignment as a potential tailwind for our business. It's worth noting that while some government agencies have faced budget constraints, others such as DHS and DOD, have received increases with DHS and DoD, have received increases with DoD securing its largest budget to date. WidePoint's value proposition has consistently resonated with these agencies, and we believe our offerings will remain essential even in today's environment. Before we get into our guidance, I'd like to revisit our four strategic priorities we outlined last quarter. One deepen our relationship with existing partners while building new ones. Our device as a service initiative is a strong example of this action. Two prepare for the upcoming DHS CWMS 3.0 recompete. We continue to believe we're best position to win this contract again. Three, commercialize our new solutions mobile anchor and M365 Analyzer. And four, deliver positive earnings per share for 2025, which remains a key focus given our current momentum. With that in mind, here is our guidance for 2025 revenue $154 million to $163 million. Adjusted EBITDA $2.8 million to $3 million. Free cash flow $2.4 million to $2.6 million. And as noted, our goal remains achieving positive earnings per share this year. We remain confident in our outlook and are fully committed to delivering long term value for our shareholders. With that, I'll now turn the call over to Jason to walk you through our sales pipeline and upcoming opportunities. Jason?

Unverified Participant

Thanks, Jin, and good afternoon, everyone. Despite the ongoing economic uncertainty, our sales pipeline continues to remain robust with many exciting opportunities in development. As Jin noted, we were awarded two additional task orders under the Spiral 4 contract this quarter, a positive indicator of continued momentum across

this contract vehicle. Beyond these recent wins we currently have several task orders in development and have already submitted multiple responses to active RFQs. I remain confident that we'll have more task order announcements to share throughout the second and third quarters to support this anticipated momentum. We are strategically expanding our internal team dedicated to the Spiral 4 initiative. These hires reflect our ongoing commitment and strong confidence in our ability to secure and execute meaningful work through this contract vehicle in the years ahead. We are also actively engaging with key political insiders to raise awareness of WidePoint's capabilities and service offerings, which are closely aligned with the priorities and mission of DOGE. These efforts are part of a broader strategy to position WidePoint as a valuable partner in advancing the current administration's objectives, which we began over a decade ago. We continue to remain cautiously optimistic that these relationships will generate positive momentum and strategic advantage for WidePoint over the long term. Shifting to our device as a service program, we continue to see strong and sustained momentum as interest and engagement continue to grow. In preparation for this opportunity. Similar to Spiral 4, we are strategically investing additional resources to ensure we are well positioned for success. This includes the establishment of the dedicated DAS facility and the onboarding of new personnel to support anticipated demand. In parallel, we are working closely with our strategic partners to actively advance the opportunities that are currently in our pipeline. Together, we are focused on converting these prospects into tangible outcomes and accelerating progress toward full program execution. Across our Smart City initiative, we are seeing several promising developments beginning to take shape. This opportunity originated from one of our key governmental partners. Our ongoing work in the Smart City Initiative, with 22 banks to deliver non-federal smart card credentials, demonstrates strong alignment with broader global efforts on this front we have already been awarded a contract for a pilot project with a global energy conglomerate to provide credentialing support for their internal, elevated, privileged users. The synergies between our approach and the priorities of other countries and entities clearly show the relevance and scalability of our solution. While we are not in a position to disclose specific details at this time, we are encouraged by the direction of these discussions and anticipate having meaningful updates to share later this year. Another major initiative on the horizon for White Point is an upcoming partnership opportunity with a prominent satellite company in support of a global initiative. This effort represents a multifaceted engagement that leverages several of our key offerings. At the core of this opportunity is our intelligent technology management system, or ITMS which will provide advanced capabilities for managing deployed satellite related assets while also integrating our PKI based identity and access management. We are actively working alongside our chief strategist of government efficiency in cybersecurity to cultivate new strategic partnerships to bring this initiative to fruition.

I look forward to providing further. Substantive updates on their scalable opportunity in the months ahead.

As we highlighted during last quarter's call, leveraging strategic partnerships has been a core priority for us in 2025. The opportunities I've mentioned thus far represent just a portion of the broader potential we are seeing across the board. Wide point, strong reputation built on a track record of successful execution and trusted relationships with many of our valued clients continues to open doors for new engagements. This demonstrated credibility continues to encourage our partners to pursue additional collaborative ventures with us. This is precisely why we've made it a priority to deepen our engagement with existing partners while also cultivating new partnerships that can further expand our reach and output. These partnerships remain critical to our long-term growth strategy and our ability to deliver innovative solutions at scale.

WidePoint will continue to invest in our sales and marketing capabilities to build on the measurable success we've achieved since making this a strategic focus. These investments have proven to be instrumental in driving visibility, engagement and growth across our core markets. Looking ahead, we see a bright future filled with compelling opportunities on the horizon. Strategic partnerships will continue to play a central role in our forward momentum, and we are already beginning to see meaningful early returns from these collaborative efforts. As these initiatives mature, I look forward to sharing more substantive updates in the months ahead.

With that, I will now turn the call over to Bob to discuss our financial results. Bob?

Unverified Participant

Thanks, Jason. And thanks to everyone for joining us today. Before I share to discuss our financial results. Bob?

Robert J. George

Chief Financial Officer, WidePoint Corp.

Thanks, Jason. And thanks to everyone for joining us today. Before I share the details of our financial results for the first quarter, I will add some color to the out of period adjustment Jin mentioned earlier.

During the quarter ended March 31, 2025, we recorded an out of period adjustment related to a correction in our revenue, accounting for some of our reselling contracts. Specifically, the adjustment resulted in a decrease to revenues of $2.7 million and a corresponding decrease to cost of revenues of $2.5 million. The net impact to gross profit was modest at $233,000. The error stemmed from the timing of revenue recognition under the requirements of accounting standards codification number of 606 or ASC 606 for certain reselling transactions that were incorrectly recognized as revenue in a prior period. Upon discovery, we conducted a comprehensive, quantitative and qualitative materiality analysis in accordance with SEC guidance and concluded that the error was not material to any previously issued interim or annual financial statements. Further, we do not expect this correction to be material to our full year 2025 results either.

It's important to note that this adjustment does not reflect any change in business fundamentals, cash flows or contract performance. We remain confident in the integrity of our revenue recognition processes and have implemented additional controls to prevent future recurrences.

With that, I'll now move on to the broader financial performance for the quarter. Total revenue for the quarter was $34.2 million remaining in line compared to the same quarter of last year. I'll now provide a further breakdown of our first quarter revenue. Our carrier services revenue for the quarter was $22.4 million an increase of $3 million compared to the same period in 2024. The increase is a result of growth in the number of lines under management for our DHS customer. Our managed services fees for the quarter were 9.3 million, an increase of $564,000 compared to the same period last year. The increase was primarily due to a new federal end customer, which began in September 2024.

Billable services fees for the quarter were $1.8 million, an increase of $591,000 compared with the same period in 2024. Reselling and other services in the first quarter were $789,000, a decrease of $4.2 million in the same period last year. $2.7 million of the decrease was due to the out of period adjustment, and the remainder of that decrease was due to the new accounting treatment of certain reselling transactions, I mentioned earlier. Our federal contract backlog as of March 31, 2025 stood at $268 million. Gross profit for the first quarter was $4.8 million or 14% of revenues compared to $4.7 million or 14% of revenues in the same period in 2024.

The more meaningful metric of gross profit percentage, excluding carrier services increase to 40% in the first quarter, compared to 32% in the same period last year. The increase was driven by lower reselling revenues, which have relatively lower gross margins. Our gross profit percentage will vary from period to period based on our revenue mix. Sales and marketing expense for the first quarter was $600,000 or 2% of revenues remain relatively constant with the same period last year. We expect to see further dollar increases here as we continue

to invest in sales and marketing efforts, so we expect sales and marketing to be lower as a percentage of revenue.

increases here as we continue to invest in sales and marketing efforts, though we expect sales and marketing to be lower as a percentage of revenue in the future. General administrative expenses in the first quarter were $4.7 million or 13% of revenue compared to $4.4 million or 13% of revenues in the same period last year. The dollar increased primarily related to inflationary pressures which were partially offset by last share based compensation expense in the quarter. We expect general administrative expenses to increase as our business grows, but remain constant or lower as a percentage of revenue.

Net loss for the first quarter was $724,000 or a loss of $0.08 per share compared to a net loss of $653,000 or loss of $0.07 per share for the same period last year. Adjusted EBITDA, a non-GAAP measure for the first quarter was $92,400 and free cash flow for the quarter, which we defined as adjusted EBITDA minus capital investment was 65,700, representing our 31st consecutive quarter of adjusted EBITDA positive and the sixth consecutive quarter of positive free cash flow.

A note on CapEx. We plan to increase our capital investments by approximately $500,000 per year to support strategic priorities. This includes funding for our device and service program, which includes the lease of our new dedicated facility and associated infrastructure. A phased technical refresh of portions of WidePoint's IP environment strengthen our cybersecurity posture. And lastly, we are allocating capital to enhance our product development environment to ensure continued innovation. Moving to the balance sheet, we ended the quarter with $3.7 million in cash. The difference in our cash balance compared to year-end is primarily due to an issue with one of our major customers who has presented administrative challenges in improving our invoices.

We are continuing to work through the issue to allow us to bill timelier and increase our cash generated from our operations. But it could be a couple of quarters to reach resolution. We also have additional liquidity options available with our revolving line of credit facility, which provides us $4 million of potential borrowing capacity, although we do not anticipate having to rely on this facility. This completes my financial summary. For a more detailed analysis of our financial results, please refer to our Form 10-Q, which was filed prior to this call. We will now take questions from our analysts and major shareholders. Operator, will you please open the line for questions?

QUESTION AND ANSWER SECTION

Operator: Certainly. The floor is now open for questions. [Operator Instructions] Please hold just a few moments while we poll for any questions. Your first question is coming from Barry Sine with Litchfield Hills Research. Please pose your question. Your line is live.

Q

Good afternoon, everybody. First question, I guess, for Bob on that accounting adjustment. So am I correct that if we look at the reported numbers for the quarter, we should gross up revenue by $2.7 million, gross of EBITDA by about $200,000. To understand what you actually did in the quarter, is that fair?

A

That's correct, yes.

Q

And because this is a out of period adjustment, I'm assuming the – you've earned the money, but you recognized that in the wrong period.

So it was recognized last year and you're just reversing it in the first quarter, but you're not restating last year. Is that correct?

A

That's correct as well. Yeah.

A

That is that correct. Yeah.

Q

And will that have any impact on results for the rest of this year? Does that relevance show back up in the rest of the year?

A

No. The adjustment - [indiscernible] adjustment is only in this period. The change in how we accounted for some of our we saw in contracts will have a fact of recognizing revenue over the full term, which is 12 months. So

there's a slight degrading of revenue in 2025 based on the fact that we won't be able to get all that revenue in 2025.

Q

And then it'll also impact the growth rate for this year, because last year the revenue was effectively too high. This year you're lowering it. So if I just – if I just look at the growth rates and GAAP revenue from last year, were whenever you report this year, that number is going to be artificially low because of the adjustment. Is that correct?

A

Slightly. There's a spillover effect from last year's corrections. And then, of course, there's this push out I'll call to push out effect of accounting for it's a new way, but it will be slightly lower.

Q

And then shifting gears in terms of your major contracts, so CWMS it's going well. The big news there obviously is going to be the recompete you're very optimistic about that. Any news on the timeline on the recompete?

A

Yeah, thank you for that you know various always a pleasure to speak with you. We can't – we can't say for sure when the recompete will happen. But we did receive and responded to an RFI in July of last year. As you know, the CWMS period of performance ends at the end of November of this year. So we think that the recompete will be conducted this year with the award to be made prior to the expiration of the current contract in November.

that's kind of what we are seeing and we still strongly believe that we are in the best position to win this contract because our past performance we received high marks on all of our CPARs rating, which is the contractors performance assessment reporting system. Our capabilities and subject matter expertise, our processes and procedures that have been customized to meet DHS' requirements. DHS workflows have all been configured into our system. So, there isn't any rework there that needs to happen. Our systems are integrated in with all of their systems. So in order to replicate all of that, that would be very difficult to do and expensive. And of course, our authorization to operate and our fedramp authorized status now that ensures that we meet all of the federal cybersecurity requirements for data protection. So we feel pretty strong. We feel good. But this is all hands on deck and we're not resting on our laurels. We're going to continue to execute on our contracts and continue to get good ratings on our CPAR ratings.

Q

And if they fail to get the recompete done by November 2025, they have multiple ways to continue to use you and pay you. And I think they have used those in the past. So investors shouldn't expect that the revenue just drops off on that, correct?

A

That is absolutely correct. I mean, right now, as it stands, we have contracts that go out until task orders that go out until end of 2026, November of 2026. So even if they fail to make an award this year, we have contracts that go out 12 months from the end of the current contract which is November 2026. They could also extend the contract for another period of time, another 12 months, another 24 months. They've done that before and they can also add money to the contract cap so that they don't run out of money under the contract. So, there are many ways to do this. So, we won't fall off a cliff or the revenues won't fall off a cliff because they didn't award the contract when the contract ends in November of this year.

Q

And on Spiral 4, there's a lot of moving pieces all good, but I'm having a hard time keeping my scorecards straight. So is that your second largest contract? And what what has been the total amount of orders that year or task orders you've received to date on Spiral 4?

A

Sure, Spiral 4 i has a $2.7 billion contract value. I'm not saying that we're going to capture all of it, but that by contract cap is the largest that we've won. But DHS is still the lion's share of our revenues. In terms of task orders that we captured under Spiral 4 is that we announced the first one, which was a $2.5 million base year contract with nine options which ends up a total of 10 years with a total contract value of roughly $250 million to $25 million, and then we won two additional contracts with modest value and each -- both of these contracts totaled. And if all of the options are exercise would amount to something like $500,000 for a contract period of roughly five years. And so these are relatively small and modest task orders. But the good news is, is that it shows our you know, our supposition that our capabilities and our product sets are differentiated from our competitors who are all carriers. And so we feel pretty good and then the contracts are Spiral 3 task orders are expiring. A lot of them are expiring at the – in May and June. So we should see more activities, as we head into June and we already have several RFQs responses that we've responded to. So hopefully we'll be able to announce more awards in the coming months.

Q

And just my last question, just to clarify on one of the numbers you gave out there Jin $2.7 billion in value, I think you were one of, what, six winners for that contract in total. So if anything, that $2.7 billion would be divvied up among all the winners of that contract platform?

A

Yes. I mean, if you just looked across it, but it's hard to say who's going to get what task orders underneath the contract. So at the end of the contract period, there will be a sort of a tally and they'll announce how much of the contract was captured by what contractor. So hopefully we're on the top of that list. But we can't say right now whether you would divide that equally with all of the invest – I mean, all of the winners.

Q

Well, $2.7 billion even if you're on the bottom of list, that's pretty darn good.

A

Yes, I agree. I agree.

Q

All right. Thank you very much.

A

Thank you, Barry.

Operator: Your next question is coming from Scott Buck with HC Wainwright. Please post your question, your line is live.

Q

Hi. Good afternoon, guys. Thanks for taking my questions and apologies if I missed this earlier. I've been jumping back and forth between calls. The difference between the high end and the low end of the guidance range for the year, does that just come down to timing in our end? Are there, you know, some additional Spiral 4 task orders in the guide?

A

I would say it is definitely on the timing issue because we have, you know, our sales pipeline and then we have, you know, P wins. Certainly there's still a potential for us to do better like we did in 2024, you know, of course, the reverse is true but we're -- we're pretty confident in the -- the guidance that we're providing that we will be within the range and potentially, you know, do better. We hope to do better, but we don't want to mislead our, you know, investors by putting some, you know, you know, a large target out there.

Q

Yep. No, that makes sense. And then I wanted to ask about the -- the partnership effort, [indiscernible] brought it up on the fourth quarter call. And it's, you know, a priority point, I guess, again, on this call. Can you help me understand how long it takes to -- put those partnerships together and maybe timing around, you know, when some of the information exchange actually happens? Just trying to get a sense of when, you know, when we could see the benefits of these actions.

A

Yeah. So a lot of the, the strategic relationship we've already consummated with our strategic partners and systems integrators -- partners. I think the big thing is, is that we are going after, you know, large opportunities with these partners. You may recall that we had partnered with CDW to win the decennial census for 2020, and we're probably going to be doing the same thing in 2030. And so very similar to those type of relationship we have already consummated, you know, relationship with a partnership with these large integrators. And we have a number of material contracts in our sales pipeline and specifically in the device as a service. And these are fairly large opportunities and depending on, you know, when those opportunities happen, could, you know, push our financial performance either higher, the longer it takes us to close those deals, you know, we'll, you know, make our guidance, our performance deteriorate.

Q

Great. Appreciate the color there. And then, you know, obviously, you guys have a tremendous amount of momentum on the government side. But just kind of curious if get a little more color on where the opportunities are, where the commercial opportunities are and, you know, maybe what kind of resources you have to allocate towards those opportunities.

A

Sure. There's a lot of opportunities on the commercial side for the device as a service where we're making some capital investments in terms of our device as a service in the warehouse, in the logistics centers that we are setting up. There's some material opportunities there and they are all commercial opportunities. And then, of course, you heard Jason talk a little bit about the opportunities we have in the direct to consumer and in the mobility and the satellite sectors. And those are all opportunities in the commercial side. And I would say the opportunities that we currently have in the sales pipeline, a majority of it is our commercial opportunities that are that we're chasing.

Q

Perfect. That's helpful. Appreciate all the color, guys. Thank you very much.

A

Great. Thank you, Scott.

Operator: At this time this concludes our question and answer session. If your question was not taken, please contact WidePoint's IR team at wyy@ky_trp.com. I'd now like to turn the call back over to Mr. Jin Kang for his closing remarks.

A

Thank you, operator. We appreciate everyone taking the time to join us today. As the operator mentioned, if there were any questions that we did not address today, please contact our IR team. You can find their full contact information at the bottom of today's earnings release. Thank you again and have a great evening.

Operator: Thank you. This concludes today's conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.